EXHIBIT 10.15
QUALCOMM INCORPORATED EXECUTIVE OFFICER SEVERANCE PLAN
Introduction
The HR and Compensation Committee of the Board of Directors (the “Committee”) of Qualcomm Incorporated (the “Company”) recognizes that the possibility of a termination of employment, and the uncertainty it creates, may result in the loss or distraction of employees of the Company to the detriment of the Company and its stockholders.
The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders.
In addition, the Committee believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment is involuntarily terminated by the Company.
Accordingly, the Committee has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility of an involuntary termination of employment.
Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.
1.Establishment of Plan. As of the Effective Date, the Company originally established the Qualcomm Incorporated Executive Officer Severance Plan. The Plan is hereby amended and restated effective as of the date set forth below.
2.Definitions. As used herein the following words and phrases shall have the following respective meanings:
(a)Affiliate. Any company controlled by, controlling or under common control with the Company.
(b)Base Salary. The annual base rate of compensation payable to a Participant by the Company or any of its Subsidiaries, before deductions or voluntary deferrals authorized by the Participant or required by law to be withheld from the Participant by the Company or any of its Subsidiaries.
(c)Board. The Board of Directors of the Company.
(d)Bonus Amount. The Participant’s annual target bonus for the fiscal year in which the Date of Termination occurs, provided, that if annual target bonuses have not been established for the Participant and Participants generally for the fiscal year in which the Date of Termination occurs, the Bonus Amount for the fiscal year in which the Date of Termination occurs shall be deemed to be the Participant’s annual target bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs.

(e)Cause. A termination for “Cause” shall have occurred where a Participant’s employment is terminated because of: (i) theft, dishonesty, or falsification of any documents or records of the Company or any of its Subsidiaries; (ii) improper use or disclosure of the confidential or proprietary information of the Company or any of its Subsidiaries; (iii) any action which, in the sole discretion of the Committee, has a detrimental effect on the reputation or business of the Company and its Subsidiaries; (iv) failure or inability (other than by reason of mental or physical incapacity) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach of any employment or service agreement between the Participant and the Company or any of its Subsidiaries, which breach is not cured pursuant to the terms of such agreement; (vi) conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties; or (vii) violation of a material policy of the Company or any of its Subsidiaries.
(f)Code. The Internal Revenue Code of 1986, as amended from time to time.
(g)Company. Qualcomm Incorporated and any successor thereto or, if applicable, the ultimate parent of any such successor.
(h)Date of Termination. The date of receipt of a notice of termination from the Company or the Participant as applicable or any later date specified in the notice of termination, which date shall not be more than 30 days after the giving of such notice. The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”
(i)Disability. A termination for “Disability” shall have occurred if a Participant’s employment is terminated because of a disability entitling him or her to long-term disability benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries.
(j)Effective Date. September 20, 2018.
(k)Employee. Any regular, full-time employee or part-time employee (who is regularly scheduled to work at least twenty (20) hours per week) of the Company or any of its Subsidiaries. Part-time employees who are regularly scheduled to work less than twenty (20) hours per week (other than by reason of being on qualified leave of absence) and individuals who are classified by the Company or any of its Subsidiaries as independent contractors and temporary (contingent) workers are not Employees; provided that Employee shall not include any person who otherwise qualifies as an Employee who has as of the Effective Date provided or received a notice of termination of employment.
(l)Good Reason. The occurrence of any of the following events, without the Participant’s prior written consent: (i) the assignment to the Participant of duties materially inconsistent with the Participant’s status as a senior executive of the Company; (ii) the relocation of the principal place of the Participant’s employment or service to a location that is more than fifty (50) miles from the Participant’s principal place of employment or service; or (iii) any material reduction by the Company of the Participant’s Base Salary (unless reductions comparable in amount and duration are concurrently made for all other senior executives of the Company generally). Notwithstanding the foregoing, in order to invoke a termination for Good Reason under the Plan, a Participant must provide written notice to the Company of the existence of one or more of the conditions or events described in clauses (i)-(iii) within 90 days after having knowledge of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may cure the condition or event, if curable. In the event that the Company fails to cure any condition or event constituting Good Reason during the Cure Period, the Participant may resign for Good Reason at any time during the 30-day period following the Cure Period. For purposes of awards granted to Participant under the Qualcomm Incorporated 2006 Long-Term Incentive Plan, the Qualcomm Incorporated 2016 Long-Term Incentive Plan, the Qualcomm Incorporated 2023 Long-Term Incentive Plan and any successor plan, a resignation for Good Reason shall be deemed to be an involuntary termination by the Company without Cause.
(m)Monthly Pay. The quotient obtained by dividing (i) the sum of (A) the Participant’s Required Base Salary and (B) the Participant’s Bonus Amount by (ii) 12.
(n)Participant. An Employee who meets the eligibility requirements of Section 3.
(o)Plan. The Qualcomm Incorporated Executive Officer Severance Plan.
(p)Qualified Termination. Any termination of a Participant’s employment initiated by the Company or any of its Subsidiaries other than for Cause or initiated by the Participant for Good Reason. A Qualified Termination does not include any termination due to the Participant’s death or Disability. Notwithstanding the foregoing, if a termination of employment constitutes a Qualified Termination under the Qualcomm Incorporated Executive Officer Change in Control Severance Plan, such termination shall not constitute a Qualified Termination under this Plan. For the avoidance of doubt, a Qualified Termination shall not occur solely as a result of (i) a transfer of employment in which the Participant remains employed by the Company or one if its Subsidiaries, or (ii) subject to the provisions of Section 9, the sale, transfer or other disaffiliation of one or more Subsidiaries in which the Participant remains employed by the Company or the Subsidiary, or the transfer of employment by a Participant to a third party in connection with a sale, transfer or other disaffiliation of the assets or business of the Company or any of its Subsidiaries.
(q)Required Base Salary. With respect to any Participant, the Participant’s Base Salary in effect immediately prior to the Date of Termination (without regard to any reductions in Base Salary that would constitute grounds for resignation for Good Reason).
(r)Separation Number. A number equal to (i) 24, in the case of the Company’s Chief Executive Officer; and (ii) 18, in the case of the Company’s executive officers, as designated by the Board (each an “Executive Officer”), other than the Company’s Chief Executive Officer.
(s)Subsidiary. Any company (including, for the avoidance of doubt and without limitation, any joint venture), which is at least 50 percent owned, directly or indirectly, by the Company.
3.Eligibility. Each Employee who is serving as an Executive Officer of the Company.

4.Separation Benefits.
(a)Separation Benefits In the event that a Participant suffers a Qualified Termination, the Company shall pay such Participant, no later than the date that is 60 days following the Date of Termination, a lump sum in cash equal to the sum of (i) the portion of the Participant’s Base Salary earned through the Date of Termination and not paid and, if applicable, (ii) any unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable pursuant to the Company’s policies applicable to executives of the Company generally, (iii) the Participant’s annual bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs to the extent such bonus has been determined but not theretofore paid, (iv) subject to the Participant’s execution and delivery to the Company of a separation agreement including a general release of claims and non-disparagement covenant in a form satisfactory to the Company (the “Separation Agreement”) and non-revocation so that it becomes effective before the 60th day following the Date of Termination and continued compliance with the Invention Disclosure, Confidentiality and Propriety Rights Agreement executed by the Participant (the “Confidentiality Agreement”) and such Separation Agreement, the product of (A) the Bonus Amount and (B) a fraction, the numerator of which is the number of days in the fiscal year of the Company through the Date of Termination and the denominator of which is 365, and (v) subject to the Participant’s execution and delivery of the Separation Agreement and non-revocation so that it becomes effective before the 60th day following the Date of Termination and continued compliance with the Confidentiality Agreement and the Separation Agreement, the Monthly Pay times the Separation Number.
(b)COBRA Premiums. In addition, in the event a Participant suffers a Qualified Termination, subject to the Participant’s execution and delivery of the Separation and non-revocation so that it becomes effective before the 60th day following the Date of Termination and continued compliance with the Confidentiality Agreement and the Separation Agreement and the Participant’s timely election to receive continuation coverage under Section 4980B of the Code (“COBRA”), the Company shall pay in monthly installments the Participant’s premiums for health continuation coverage for Participant and his eligible dependents under COBRA, based on his individual and dependent elections as of immediately prior to the Date of Termination, until the end of the shortest of (i) a number of months equal to the Separation Number, (ii) the COBRA continuation period and (iii) the date upon which the Participant obtains health care coverage from a subsequent employer (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Participant’s behalf, the Company will instead pay the Participant on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Participant’s election of COBRA coverage or payment of COBRA premiums and without regard to the Participant’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
(c)Equity Awards. In addition, in the event a Participant suffers a Qualified Termination, notwithstanding any provision of an award agreement (an “Award Agreement”) evidencing a grant of restricted stock units or performance stock units that is outstanding and unvested as of the Date of Termination that was granted to the Participant on or prior to the Effective Date (each, a “RSU” or “PSU,” respectively) to the contrary, effective as of the Date of Termination, subject to the Participant’s execution, delivery and non-revocation of the Separation Agreement so that it becomes effective before the 60th day following the Date of Termination and continued compliance with the Confidentiality Agreement and the Separation Agreement, (A) the vesting of Participant’s RSUs shall be accelerated effective as of the Date of Termination with respect to a number of shares of Stock (rounded up to the nearest whole shares) equal to the excess of (x) the number of RSUs specified in the Award Agreement multiplied by a fraction, the numerator of which is equal to the number of months that have elapsed between the date of grant specified in the applicable Award Agreement and earlier of (1) the first anniversary of the Date of Termination and (2) the final vesting date of the RSU and the denominator of which is the full number of months from the date of grant until the final vesting date of the RSU over (y) the number of RSUs (if any) that have vested prior to the Date of Termination, and any RSUs that vest pursuant to this Section 4(c) shall be paid within 30 days after the date on which they vest and (B) the Participant shall be paid a number of shares of Stock with respect to any PSU equal to the product of (1) the sum of (x) the RTSR Shares Earned and (y) the ROIC Shares Earned determined pursuant to Attachment 1 of the Award Agreement except that the Performance Period for this determination will be the period beginning on the date specified in the applicable Grant Notice and ending on the last day of the Company’s fiscal year in which the Date of Termination occurs multiplied by (2) a fraction the numerator of which is the number of whole and partial months (rounded up to the next whole month) from the beginning of the Performance Period until the Date of Termination and the denominator of which is 36 and any PSUs that are earned provided in this Section 4(c) shall be paid within 30 days after the date on which the Committee determines and certifies the number of RTSR Shares Earned and ROIC Shares earned for such Performance Period, which determination and certification shall be made by the Committee no later than the November 30th that next follows the end of the Company’s fiscal year in which such Qualified Termination occurs. The applicable Award Agreements are hereby amended to the extent necessary to implement this Section 4(c). All capitalized terms used in this Section 4(c) but not defined in this Plan shall have the meaning ascribed to such terms in the applicable Award Agreement.
(d)Other Benefits Payable. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any of its Affiliates for which a Participant and/or Participant’s dependents may qualify. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its Affiliates shall be payable in accordance with such plan, program, arrangement or policy. The payments provided pursuant to Section 4 shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, retention bonuses, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan. Notwithstanding the foregoing, if the Participant receives payments and benefits pursuant to Section 4 of this Plan, the Participant shall not be entitled to any severance pay or benefits under any severance plan program, policy, agreement or other arrangement of the Company and its Affiliates (including for the avoidance of doubt the Qualcomm Incorporated Executive Officer Change in Control Severance Plan), except as required by applicable law or as otherwise specifically provided therein in a specific reference to this Plan.

5.No Duty to Mitigate. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and no amounts received from other employment shall serve to mitigate the payments hereunder.
6.Plan Administration. The Plan will be administered by the Committee. The Committee will have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Committee’s interpretation and construction hereof, and any actions hereunder, will be final, binding and conclusive on all persons for all purposes. The majority of the members of the Committee in office at the time will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee will be by the vote of the majority at any meeting or by written instrument signed by the majority.
7.Controlling Law. This Plan shall be construed and enforced according to the internal laws of the State of California to the extent not preempted by Federal law or the law of any other applicable non-United States jurisdiction, which shall otherwise control.
8.Amendments: Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan at any time by action of a majority of the Committee; provided that, notwithstanding the foregoing, no such amendment, modification, suspension or termination that has the effect of reducing or diminishing the rights of any Employee under the Plan (including without limitation by virtue of reducing an Employee’s title), shall be effective without the written consent of the Employee, during the one-year period following the date on which the action of a majority of the Committee is taken.
9.Assignment. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement, all of the obligations of the Company under this Plan. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to any Subsidiary or any other portion of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement, all of the obligations of the Company under this Plan with respect to any Participants employed by such Subsidiary or whose employment is transferred to such successor of such business and/or assets. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to any of its Subsidiaries, its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
10.Withholding. The Company, any Subsidiary or other person paying any amount or providing any benefit pursuant to this Plan may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

11.Genders and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
12.Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.
13.Benefits Claims: Appeals: Arbitration.
(a)Benefit Claims. A condition precedent to receipt of severance benefits is the execution of the Separation Agreement. If an Employee believes that he or she should have been eligible to participate in the Plan or disputes a determination by the Committee, such individual may submit a claim for benefits in writing to the Committee within sixty 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee will within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional 90 days, provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice will: (1) be in writing, (2) be written in a manner calculated to be understood by the individual, and (3) contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision after appeal. The Committee will have full discretion consistent with their fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this Section, the claim will be deemed denied and the claimant will be permitted to exercise his rights to review described below.
(b)Appeals. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period will be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be in writing, (2) be written in a manner calculated to be understood by the individual, and (3) contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (c) a statement of the individual’s right to bring a civil action under Section 502(a) of ERISA. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan under Section 13(c). No legal action shall be brought against the Plan, the Committee or the Company after 60 days from receipt of the final decision on a claim appeal and such legal action shall be taken in accordance with Section 13(c).
(c)Arbitration. After exhaustion of the procedures set forth in the foregoing provisions of this Section 13, any dispute or claim concerning the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the rules of the Judicial Arbitration and Mediation Service in San Diego, California. Participants and the Company hereby waive their respective rights to have any such disputes or claims tried by a judge or jury.
14.Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the advancement of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.
15.Section 409A. It is intended that the provisions of this Plan be exempt from or comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a determination that an amount payable under the Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment with the Company or any of its Subsidiaries for purposes of this Plan and no payment shall be due to the Participant under this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company or any of its Subsidiaries within the meaning of Section 409A. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, any benefits and reimbursements provided to the Participant under this Plan during any calendar year shall not affect any benefits and reimbursements to be provided to the Participant under this Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to the Participant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred. In no event shall the time of a Participant’s execution and non-revocation of the Separation Agreement, directly or indirectly, result in the Participant designating the calendar year of payment, and if a payment that is subject to execution and non-revocation of the Separation Agreement could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding any provision of this Plan to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical reimbursement benefits are provided to the Participant following termination of the Participant’s employment, provided that the after-tax cost to the Participant of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.
16.Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company or any of its Subsidiaries any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its Affiliates’ regarding termination of employment.
17.Foreign Laws. The Committee shall administer the Plan with respect to all Non-US Participants in a manner designed to comply with applicable law while preserving the benefits provided under the Plan and avoiding duplication of benefits.
18.Notices. Notices and all other communications provided for under the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company’s corporate headquarters address, to the attention of the Committee, or to the Participant at the home address most recently communicated by the Participant to the Company in writing.
Amended and restated March 8, 2023
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